Exhibit (a)(5)(E)

PRESS RELEASE

FOR IMMEDIATE RELEASE:

LANDRY’S EXTENDS TENDER OFFER TO ACQUIRE MCCORMICK & SCHMICK’S

Houston, TX – December 19, 2011 — Landry’s, Inc. (“Landry’s”) today announced that Landry’s MSA Co., Inc. (“Purchaser”), a wholly-owned subsidiary of Landry’s, is extending its previously announced tender offer to acquire, all of the issued and outstanding shares of common stock of McCormick & Schmick’s Seafood Restaurants, Inc. (Nasdaq: MSSR) (“MSSR”) for $8.75 per share, until 5:00 p.m., New York City time, on December 30, 2011, unless the offer is further extended.  The tender offer was previously scheduled to expire at 12:00 Midnight, New York City time, on December 20, 2011.  As of the close of business on December 19, 2011, 5,531,615 shares of common stock of MSSR had been validly tendered and not withdrawn pursuant to the tender offer.

The tender offer is being made in accordance with the previously announced Agreement and Plan of Merger, dated November 7, 2011, by and among MSSR, Landry’s and Purchaser.  Pursuant to the terms and conditions of the merger agreement, Landry’s and Purchaser have exercised their right to extend the offer prior to the initial expiration date of the offer, which was conditioned upon, among other things, (i) irrevocably waiving (a) all of the conditions to the offer other than (1) the minimum tender condition (which requires that the number of shares of common stock that have been validly tendered prior to the expiration of the offer, together with the number of shares (if any) then owned by Landry’s, Purchaser, and any of their respective affiliates, represents at least a majority of the shares then outstanding plus the aggregate number of shares issuable to holders of options from which MSSR has received notices of exercise prior to the expiration of the offer) and (2) the condition that there not be any temporary restraining order, preliminary or permanent injunction, law or other judgment issued by any court of competent jurisdiction in effect enjoining or otherwise preventing or prohibiting the consummation of the offer or the merger, and (b) Landry’s right to terminate for MSSR’s breach of a representation, warranty or covenant under the merger agreement, and (ii) depositing into an escrow account, the aggregate funds necessary to consummate the offer and the merger, the release of which is conditioned only upon the occurrence of the acceptance for payment by Purchaser of shares pursuant to the offer.

Okapi Partners LLC is the Information Agent for the tender offer and any questions or requests for the Offer to Purchase and related materials with respect to the tender offer may be directed to 1-877-285-5990.

About Landry’s, Inc.

Landry’s, Inc., wholly owned by Tilman J. Fertitta, is a national, diversified restaurant, hospitality and entertainment company principally engaged in the ownership and operation of high end and casual dining restaurants, primarily under the names of Landry’s Seafood House, Rainforest Cafe, The Chart House, Bubba Gump Shrimp Co., Claim Jumper, Saltgrass Steak House and Oceanaire, as well as a fine dining signature group of restaurants: Vic & Anthony’s, Grotto, Willie G’s and others.  Landry’s is also engaged in the ownership and operation of gaming, hospitality and entertainment businesses, including the Golden Nugget Hotel & Casinos in Las Vegas and Laughlin, Nevada, and Atlantic City, the Kemah Boardwalk, the San Luis Resort Hotel, and the Downtown Aquariums in Denver and Houston.  Landry’s and Mr. Fertitta’s affiliated companies will generate approximately $2 billion in revenues in 2011.

IMPORTANT INFORMATION REGARDING THE TENDER OFFER

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL ANY SHARES OF THE COMMON STOCK OF MSSR OR ANY OTHER SECURITIES. THE OFFER IS BEING MADE PURSUANT TO A TENDER OFFER STATEMENT ON SCHEDULE TO, AS AMENDED, AND RELATED MATERIALS (INCLUDING THE OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL). MSSR STOCKHOLDERS ARE URGED TO READ BOTH THE TENDER OFFER STATEMENT ON SCHEDULE TO AND RELATED MATERIALS (INCLUDING THE OFFER TO PURCHASE AND LETTER OF TRANSMITTAL), AS AMENDED, AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9, AS AMENDED, REGARDING THE OFFER, BECAUSE THEY CONTAIN IMPORTANT INFORMATION. THE TENDER OFFER STATEMENT ON SCHEDULE TO AND RELATED MATERIALS, INCLUDING THE OFFER TO PURCHASE AND LETTER OF TRANSMITTAL, HAVE BEEN FILED BY LANDRY’S WITH THE SEC AND MAILED TO MSSR STOCKHOLDERS. THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 HAS BEEN FILED BY MSSR WITH THE SEC AND MAILED TO MSSR STOCKHOLDERS. THESE DOCUMENTS ARE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT WWW.SEC.GOV OR BY DIRECTLY REQUESTING COPIES FREE OF CHARGE FROM OKAPI PARTNERS LLC, THE INFORMATION AGENT FOR THE OFFER, AT 1-877-285-5990 (TOLL-FREE).

Contact:

Rick H. Liem
Executive Vice President & CFO
(713) 850-1010

or

Okapi Partners
Patrick J. McHugh/Bruce H. Goldfarb
(212) 297-0720